Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated April 1, 2008

Final Terms for Issuance

Issuer:  		Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PU87

Pricing Date:		April 1, 2008

Settlement Date :	April 4, 2008

Maturity Date:		April 7, 2010

Principal Amount:	$70,000,000
			(may be increased prior to the Settlement Date)

Re-offer Price:		100.00%

Commission:		0.20%

All-in Price to Issuer:	99.80%

Net Proceeds to Issuer:	$69,860,000

Floating Rate Index:	3 Month LIBOR

Floating Rate Spread:	+ 4 basis points

Index Source:		LIBOR Telerate

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  July 7, 2008 (long first coupon)

Initial Interest Rate:	3 Month LIBOR determined on April 2, 2008
			+ 4 basis points

Interest Payment Dates:	On the 7th of each January, April, July,
			October and on the Maturity Date

Interest Reset Dates:  	The first day of the relevant Interest Calculation
			Period


Interest Determination Date:  Second London Banking Day preceding
			      each Interest Reset Date

Day Count Convention:	Actual/360

Business Day Convention:  Modified Following, adjusted

Business Days:		New York and London

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Toyota Financial Services Securities USA Corporation

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the pricing supplement relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

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to this communication and should be disregarded.  Such disclaimer or
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